Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT  (“Agreement”) is made by and between Rockwater Energy Solutions, Inc. (the “Company”), and Holli C. Nichols (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1“Acquiring Person” shall mean any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Initial Stockholders.

1.2“Board” shall mean the Board of Directors of the Company.

1.3“Cause” shall mean a determination by the Company that Executive (a) has engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its affiliates, (b) has materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates, (c) has willfully engaged in conduct that is materially injurious to the Company or any of its affiliates, or (d) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude (or a crime of similar import in a foreign jurisdiction).

1.4“Change in Control” shall mean, as applicable:

(a)Prior to the common stock of the Company becoming Public Stock (including any transaction pursuant to which the common stock of the Company first becomes Public Stock), a “Change in Control” of the Company shall mean, in one transaction or a series of related transactions, (A) a Corporate Transaction or a sale of capital stock of the Company by stockholders of the Company (other than in connection with an Initial Public Offering) with the result immediately after such Corporate Transaction or sale that a single Acquiring Person, together with its affiliates, owns, directly or indirectly, either a greater number of shares of common stock of the Company (calculated on a fully-diluted basis assuming that all shares of capital stock of the Company that are convertible into common stock of the Company at the then applicable conversion ratio are so converted) than the Initial Stockholders then own or, in the context of a Corporate Transaction in which the Company is not the surviving entity, more voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity) than the Initial Stockholders then own, or (B) the Company sells, leases or exchanges all or substantially all of its assets to any Acquiring Person or the dissolution or liquidation of the Company other than, in either case, pursuant to a transaction that complies with clause (b)(iii)(1) of this definition.

(b)After the common stock of the Company becomes Public Stock, a “Change in Control” of the Company shall mean:

(i)The acquisition by any Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) any acquisition by any Acquiring Person pursuant to a transaction which complies with clause (b)(iii)(1) of this definition shall not constitute a Change in Control; or

(ii)Individuals, who, immediately following the time when the common stock of the Company becomes Public Stock, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the time when the common stock of the Company becomes Public Stock whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(iii)The consummation of a Corporate Transaction unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (2) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of the Company, assuming the Company is the ultimate parent entity following such Corporate Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of the Company issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming the Company is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subsection (iii) has been satisfied.

1.5“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6“Corporate Transaction” shall mean a reorganization, merger or consolidation of the Company, any of its subsidiaries or sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) or the liquidation or dissolution of the Company.

1.7“Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.5.

1.8“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.9“Good Reason” shall mean the occurrence of any of the following events:

(a)a material diminution in Executive’s Base Salary, other than as part of one or more decreases that shall not exceed, in the aggregate, more than 10% of Executive’s Base Salary as in effect on the Effective Date and that are applied similarly to all of the Company’s executive officers; or

(b)Executive ceases to be employed in the position of Chief Financial Officer of the Company; or

(c)the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 35 miles from the location of Executive’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 1.9 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following requirements are satisfied: (i) the condition described in Section 1.9(a), (b) or (c) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 11.1 within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 135 days after the initial existence of the condition specified in such notice.

1.10“Initial Public Offering” shall mean the initial underwritten public offering and sale of common stock of the Company on a firm commitment basis after which the common stock of the Company is listed for trading on a national securities exchange registered under section 6(a) of the Exchange Act.

1.11“Initial Stockholders” shall mean the stockholders of the Company as of the date of the Stockholders Agreement and their respective affiliates and Persons who are permitted transferees in accordance with the terms of the Stockholders Agreement.

1.12“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.13“Person” shall mean any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

1.14“Public Stock” shall mean shares of capital stock (including depositary receipts or depositary shares related to common stock or similar ordinary shares) of any Person that are registered under section 12 of the Exchange Act and listed for trading on a national securities exchange registered under section 6(a) of the Exchange Act.

1.15“Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the date of termination of Executive’s employment with the Company.

1.16“Severance Multiple” shall mean two; provided, however, that the Severance Multiple shall mean three if Executive’s employment hereunder shall terminate on or within two years after the occurrence of a Change in Control.

1.17“Stockholders Agreement” shall mean that certain Stockholders Agreement dated as of June 1, 2011 among the Company and certain of its stockholders, as the same may be amended or restated from time to time.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of June 1, 2011 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement. As of the Effective Date, the independent contractor relationship established pursuant to the following Consulting Agreements shall be terminated: (a) that certain Consulting Agreement dated March 14, 2011, by and between Executive and EnerMAX Services Limited Partnership; (b) that certain Consulting Agreement dated March 14, 2011, by and between Executive and Benchmark Performance Group, Inc.; (c) that certain Consulting Agreement dated March 14, 2011, by and between Executive and Reef Services Holdings, Inc.; and (d) that certain Consulting Agreement dated March 14, 2011, by and between Executive and Red Oak Water Transfer, Inc. The provisions of the preceding sentence shall be for the benefit of, and enforceable by, each of the parties to each such Consulting Agreement.

2.2Positions. From and after the Effective Date, the Company shall employ Executive in the position of Chief Financial Officer of the Company or in such other position or positions as the parties mutually may agree.

2.3Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time.

2.4Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, (c) serve on the board of directors of up to two public companies and (d) serve on the board of directors or similar governing body of those entities set forth on Appendix A hereto and any other entity otherwise approved by the Board (or a committee thereof); provided, however, that such activities set forth in Section 2.4(a), (b), (c) and (d) shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of Executive’s duties hereunder.

2.5Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Sections 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 60 days prior to the first day of any such extension period either party gives written notice to the other that no such automatic extension shall occur, in which case the term of employment shall terminate as of the Initial Expiration Date or the anniversary of the Initial Expiration Date immediately following the giving of such notice, as applicable.

3.2Company’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any physical or mental impairment for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company; or

(b)Executive’s death; or

(c)for Cause; or

(d)for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, then (a) it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2, (b) Executive shall receive her Base Salary through the Date of Termination that was specified by Executive in the Notice of Termination (the “Specified Date of Termination”), (c) any bonus that would have been payable to Executive pursuant to Section 7.1(a)(vi) or Section 7.1(b)(iii)(A) if Executive had continued in the employment of the Company through the Specified Date of Termination shall be paid and, in the case of the bonus described in Section 7.1(b)(iii)(A), prorated as provided in such Sections but determined as if Executive had continued in the employment of the Company through the Specified Date of Termination, and (d) the Company shall cause all stock options and other equity-based incentive awards, if any, awarded to Executive by the Company that become vested based solely on continued employment to have at least the same vesting status as of the Date of Termination as Executive would have achieved under the terms of such awards had Executive remained continuously employed by the Company until the Specified Date of Termination).

3.4Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each affiliate of the Company and (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

3.5Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 49% of the average level of bona fide services provided in the immediately preceding 36 months.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1Base Salary. During the term of this Agreement, Executive shall receive a minimum, annualized base salary of $425,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed at least annually by the Company and, in the sole discretion of the Company, such annualized base salary may be increased (but not decreased) effective as of any date determined by the Company; provided, however, the Company may decrease Executive’s Base Salary at any time and from time to time so long as such decreases do not exceed, in the aggregate, more than 10% of Executive’s Base Salary as in effect on the Effective Date and such decreases are part of similar reductions applicable to all of the Company’s executive officers. Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2Bonuses. For calendar year 2011, Executive shall receive such annual cash incentive bonus as may be determined by the Board in its reasonable discretion; provided, however, that (a) the target (expected value) amount of Executive’s 2011 annual incentive bonus shall be 64% of Executive’s Base Salary, and (b) Executive’s annual incentive bonus for 2011 may range between 0% and 80% of Executive’s Base Salary, depending on Executive’s performance for calendar year 2011. For calendar years after 2011, Executive shall be eligible to participate in the Company’s annual cash incentive bonus program which will provide for a potential annual, calendar-year bonus (the “Annual Bonus”) based on criteria determined in the reasonable discretion of the Board at or near the beginning of each such year; provided, however, that it is expected (subject to and contingent upon Board approval each year at the time such criteria are determined by the Board) that (a) the target (expected value) amount of Executive’s annual incentive bonus for each such calendar year shall be 80% of Executive’s Base Salary earned for such calendar year, and (b) Executive’s annual incentive bonus for each such calendar year will have an entry and maximum range, depending on achievement of entry, target and stretch goals, with zero to be earned if performance falls below entry goals, target (expected value) to be earned if target performance is achieved, maximum to be earned if performance meets or exceeds stretch goals, and pro-rated amounts earned if performance falls between entry, target and maximum goals. The metrics to be used to calculate the actual target annual incentive bonus and range of annual incentive bonus opportunity shall be determined in the reasonable discretion of the Board at or near the beginning of the calendar year for each year after 2011. The Company shall pay each Annual Bonus, if any, with respect to a calendar year (the “Bonus Year”) on or before March 15 of the year following the Bonus Year; provided, however, that if audited financial statements for the Company for the Bonus Year are not completed on or before March 5 of the year following the Bonus Year, then the Annual Bonus, if any, for the Bonus Year shall be paid within 10 days after the completion of such audited financial statements but in no event shall any such Annual Bonus be paid after June 30 of the year following the Bonus Year. Except as otherwise provided in Section 7.1, Executive will be entitled to receive payment of an Annual Bonus for a Bonus Year only if Executive is employed by the Company on December 31 of such Bonus Year.

4.3Other Benefits. During Executive’s employment hereunder, Executive shall be eligible to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to other senior executives of the Company. The Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other senior executives generally.

4.4Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and expenses after the later of (a) the first anniversary of the date of Executive’s death or (b) the date that is five years after the date of Executive’s termination of employment with the Company (other than by reason of Executive’s death).

4.5Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to its senior executives and (b) four weeks paid vacation each calendar year (none of which may be carried forward to a succeeding year).

4.6Offices. Subject to Articles II, III, and IV hereof, and provided Executive is employed in the position of Chief Financial Officer of the Company, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of the Company’s affiliates and as a member of any committees of the board of directors of any such entities, and in one or more executive positions of any of the Company’s affiliates.

ARTICLE V

PROTECTION OF INFORMATION

5.1Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and Executive acknowledges and agrees that Executive shall have no right, title, interest or claim to any Confidential Information. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company. Notwithstanding the preceding provisions of this Section 5.1, the term “Confidential Information” shall not include any information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that (a) are generally known or available to the public other than as a result of a disclosure by Executive or anyone to whom Executive transmits such information, ideas, concepts, improvements, discoveries, inventions or other similar forms of expression, (b) were known by Executive prior to March 14, 2011, or (c) become known to Executive after the Date of Termination from a source who is not bound by a confidentiality agreement or other obligation of secrecy with the Company with respect to such matters.

5.2Disclosure to Executive. The Company shall disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company (or its affiliates); and shall entrust Executive with business opportunities of the

Company (or its affiliates); and shall place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

5.3No Unauthorized Use or Disclosure. Subject to the provisions of Section 5.5, Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Subject to the provisions of Section 5.5, Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Subject to the provisions of Section 5.5, Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

5.4Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall, at the expense of the Company or its affiliates, assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries; provided, however, that such assistance from Executive after Executive’s employment with the Company terminates shall not require Executive to expend unreasonable periods of time or unreasonably interfere with any obligations Executive may have to provide services to other persons or entities.

5.6Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VI

STATEMENTS CONCERNING THE COMPANY AND EXECUTIVE

6.1Statements Concerning the Company. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information or Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6.2Statements Concerning Executive. The Company shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive that (a) are slanderous, libelous or defamatory, (b) disclose private or confidential information about Executive or Executive’s business affairs, or (c) place Executive in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1Effect of Termination of Employment on Compensation.

(a)If Executive’s employment hereunder shall terminate at the expiration of the term provided in Section 3.1 because Executive provided written notice of non-renewal to the Company, for any reason described in Section 3.2(a), 3.2(b), or 3.2(c) or pursuant to Executive’s resignation for other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive’s equity incentive awards shall be governed by the terms thereof (subject to clause (v) below) and Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination (or, to the extent specifically provided in Section 3.3, to the Specified Date of Termination), (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4, (iii) payment of all accrued and unused paid vacation for the calendar year in which the Date of Termination occurs, (iv) benefits to which Executive is entitled under the terms of any applicable benefit plan or program, (v) if such termination is a result of Executive’s resignation for other than Good Reason and if the Company required a Date of Termination prior to the Specified Date of Termination pursuant to Section 3.3, then the Company shall cause all stock options and other equity-based incentive awards, if any, awarded to Executive by the Company that become vested based solely on continued employment to have the same vesting status as of the Date of Termination as Executive would have achieved under the terms of such awards had Executive remained continuously employed by the Company until the Specified Date of Termination, and (vi) if, on the Date of Termination, the Company does not have a right to terminate Executive’s employment under Section 3.2(c), any unpaid Annual Bonus for the calendar year ending on or prior to the Date of Termination (or, to the extent specifically provided in Section 3.3, ending on or prior to the Specified Date of Termination), which amount shall be payable in a lump-sum on the date such annual bonuses are paid to executives who have continued employment with the Company (provided, however, that if Executive is a specified employee (as such term is defined in section 409A of the Code and as determined by the Company in accordance with any method permitted under section 409A of the Code (a “Specified Employee”)) and the payment of the amount described in this clause (vi) would be subject to additional taxes and interest under section 409A of the Code because the timing of such payment is not delayed as provided in section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount (together with interest on a non-compounded basis, from the date such payment would have been made had this payment delay not applied to the actual date of payment, at the prime rate of interest announced by Wells Fargo Bank, National Association (or any successor thereto) at its principal office in Charlotte, North Carolina on the date of Executive’s termination of employment (or the first business day following such date if such termination does not occur on a business day) (the “Applicable Rate”)) shall be paid within five business days after the Section 409A Payment Date).

(b)If Executive’s employment hereunder shall terminate at expiration of the term provided in Section 3.1 because the Company provided written notice of non-renewal to Executive, pursuant to Executive’s resignation for Good Reason or by action of the Company pursuant to Section 3.2 for any reason other than those encompassed by Section 3.2(a), 3.2(b), or 3.2(c), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive’s equity incentive awards shall be governed by the terms thereof and (i) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iv) of Section 7.1(a), (ii) if, on the Date of Termination, the Company does not have a right to terminate Executive’s employment under Section 3.2(c), Executive shall be entitled to receive the compensation described in clause (vi) of Section 7.1(a), and (iii) if, on the Date of Termination, the Company does not have a right to terminate Executive’s employment under Section 3.2(a), 3.2(b), or 3.2(c) and subject to Executive’s delivery, within 50 days after the Date of Termination, and non-revocation of an executed release substantially in the form of the release contained at Appendix B (the “Release”), Executive shall receive the following additional compensation and benefits from the Company:

(A)the Company shall pay to Executive a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year as determined in good faith by the Board in accordance with the criteria established pursuant to Section 4.2 and based on the Company’s performance for such year, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year (or, to the extent specifically provided in Section 3.3, the number of days Executive would have been employed by the Company during such year as of the Specified Date of Termination) to the number of days in such year), payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event earlier than 60 days after the Date of Termination nor later than the June 30 next following such calendar year); provided, however, that if Executive is a Specified Employee and the payment of the amount described in this clause (A) would be subject to additional taxes and interest under section 409A of the Code because the timing of such payment is not delayed as provided in section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount (together with interest on a non-compounded basis, from the date such payment would have been made had this payment delay not applied to the actual date of payment, at the Applicable Rate) shall be paid within five business days after the Section 409A Payment Date;

(B)the Company shall pay to Executive an amount equal to the Severance Multiple times the sum of (i) Executive’s Base Salary as of the Date of Termination and (ii) 80% of Executive’s Base Salary as of the Date of Termination, which amount shall be paid in a lump sum payment on the date that is 60 days after the Date of Termination occurs; and

(C)during the portion, if any, of the 18-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage under such group health plans. Notwithstanding the preceding provisions of this clause (C), if the provision of the benefit described in such clause cannot be provided in the manner described in such clause without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company.

ARTICLE VIII

NON-COMPETITION AGREEMENT

8.1Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the design, manufacture and supply of products and services provided by the Company and its subsidiaries during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the design, manufacture and supply of products and services provided by the Company and its subsidiaries at the time of such termination of employment (or, if earlier, at the time immediately preceding the date upon which a Change in Control occurs) and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity (other than an affiliate of the Company, L.E. Simmons & Associates, Incorporated (“LESA”) and its affiliates, or another entity in which SCF-V, L.P., a Delaware limited partnership, SCF-VI, L.P., a Delaware limited partnership, SCF-VII, L.P., a Delaware limited partnership, or any future limited partnership established by an affiliate of LESA has an ownership interest) which wholly or in any significant part engages in any business competing with the

Business in the Restricted Area. In no event will the Company or any of its subsidiaries be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of two years following the end of Executive’s employment with the Company.

“Restricted Area” means any geographical area within 100 miles in which the Company and its subsidiaries engage in the Business during the period during which Executive is employed hereunder, which such area includes, without limitation, the geographic areas set forth on Appendix C hereto.

8.2Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Company to Executive pursuant to Article V of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement.

(a)Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area (excluding hiring, engaging or paying a Competing Business as a contractor or subcontractor for services) and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area, as Executive expressly agrees that each of the foregoing activities would represent carrying on or engaging in a Competitive Business, as prohibited by this Section 8.2(a).

(b)Notwithstanding the restrictions contained in Section 8.2(a): (i) Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation (except to the extent permitted in clause (ii) of this sentence); and (ii) Executive may serve in a senior executive or director capacity for a corporation which (directly or through its subsidiaries) is engaged in a Competing Business, without violating the provisions Section 8.2(a), provided that the revenues attributable to such Competing Business for the four fiscal quarters of such corporation ending on or before the date of the commencement of Executive’s service in such capacity comprise less than 10% of the consolidated total revenue of such corporation for such four fiscal quarters.

(c)Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, solicit or contact with a view to the engagement or employment of, or recommend or refer to any person or entity (other than the Company or one of its affiliates) for engagement or employment any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person or entity who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d)The restrictions contained in Section 8.2 shall not apply to any product or service that the Company provided during Executive’s employment but that the Company no longer provides at the Date of Termination. Further, notwithstanding the other provisions of this Section 8.2, within the State of Oklahoma, the restrictions of Sections 8.2(a) and 8.2(c)(ii) shall be limited to preventing Executive from directly soliciting the sale of goods, services or a combination of goods and services from any established customer of the Company, as may exist from time-to-time.

(e)Before accepting employment with any other person or entity while employed by the Company or during the Prohibited Period, the Executive will inform such person or entity of the restrictions contained in this Article VIII.

8.3Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and promptly pay to Executive all payments (together with interest on a non-compounded basis, from the date each such payment would have been made had such payment not been suspended to the actual date of payment, at the Applicable Rate) and benefits that had been suspended pending such determination.

8.4Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

9.1Arbitration. All claims or disputes between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, claims relating to the validity, scope, and enforceability of this Article IX and claims arising under any federal, state or local law regarding the terms and conditions of employment or prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration in Houston, Texas in accordance with the then-applicable rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted by a single arbitrator chosen pursuant to the then-applicable rules for resolution of employment disputes of the AAA, and the Company shall bear the costs of such arbitration. For the avoidance of doubt, the Company’s assumption of costs referenced in the previous sentence applies to the costs of the AAA only, and does not include attorney or expert fees or other fees or costs incurred by Executive. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute(s) of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party successfully seeking enforcement shall be entitled to recover from the other party all costs of such litigation including, but not limited to, reasonable attorney’s fees and court costs. To the fullest extent permitted by law, all proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Notwithstanding the foregoing, Executive and the Company further acknowledge and agree that a court of competent jurisdiction residing in Houston, Texas shall have the power to maintain the status quo pending the arbitration of any dispute under this Article IX, and this Article IX shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration, including, without limitation, any application for emergency, temporary or preliminary injunctive relief for any claim arising out of Article V or Article VIII of this Agreement; provided, however, that the remainder of any such dispute beyond the application for such emergency, temporary or preliminary injunctive relief shall be subject to arbitration under this Article IX.  THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM THAT IS SUBJECT TO THIS ARTICLE IX.

ARTICLE  X

CERTAIN EXCISE TAXES

10.1Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 10.1 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code. Notwithstanding the foregoing, if shareholder approval (obtained in a manner that satisfies the requirements of section 280G(b)(5) of the Code) of a payment or benefit to be provided to Executive by the Company or any other person (whether under this Agreement or otherwise) would prevent Executive from receiving a “parachute payment” (as defined in section 280G(b)(2) of the Code), then, upon the request of Executive and his agreement (to the extent necessary) to subject his entitlement to the receipt of such payment or benefit to shareholder approval, the Company shall seek such approval in a manner that satisfies the requirements of section 280G of the Code and the regulations thereunder.

ARTICLE XI

MISCELLANEOUS

11.1Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Ms. Holli C. Nichols
1621 Kipling
Houston, Texas 77006

If to the Company, addressed to:	Rockwater Energy Solutions, Inc.
600 Travis, Suite 6600
Houston, Texas 77002
Attention: Chief Executive Officer
Fax: 713.227.7850

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

11.2Applicable Law; Submission to Jurisdiction.

(a)This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)With respect to any claim or dispute related to or arising under this Agreement for which an application for emergency or temporary injunctive relief may be made (as provided in Article IX), the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

11.3No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.4Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

11.5Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.6Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

11.7Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

11.8Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

11.9Affiliate and Subsidiary. As used in this Agreement, (a) the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity and (b) the term “subsidiary” as used with respect to a particular entity shall mean a direct or indirect subsidiary of such entity.

11.10Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

11.11Effect of Termination of Employment Relationship. The provisions of Articles V, VI, VII, VIII, IX, X and XI shall survive any termination of the employment relationship between Executive and the Company.

11.12Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive and except for the agreements described on Appendix D attached hereto, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof including, without limitation, any prior employment agreement between Executive and the Company or an affiliate, are hereby null and void and of no further force and effect.

11.13Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

11.14Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

11.15Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements with Executive’s prior employer that will prohibit Executive from working for the Company or fulfilling Executive’s duties and obligations to the Company pursuant to this Agreement and (b) Executive has complied with all duties imposed on Executive with respect to Executive’s former employer, e.g., Executive does not possess any tangible property belonging to Executive’s former employer.

11.16Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June 1, 2011.

ROCKWATER ENERGY SOLUTIONS, INC.

By:	/s/ Lawrence O’Donnell, III
Name:	Lawrence O’Donnell, III
Title:	Chairman, President & CEO

HOLLI C. NICHOLS

/s/ Holli C. Nichols

APPENDIX A

PERMITTED ACTIVITIES

As of the Effective Date, Executive is serving on the board of directors or similar governing body of the following entities:

Atlantic Power Corporation

His Grace Foundation

A-1

APPENDIX B

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of June 1, 2011, by and between Holli C. Nichols (“Executive”) and Rockwater Energy Solutions, Inc. (the “Company”).

1.General Release.

(a)For good and valuable consideration, including the Company’s provision of certain payments and benefits to Executive in accordance with Section 7.1(b)(iii) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).

(b)The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement, any stock option agreement, any stockholders agreement or other equity compensation agreement between Executive and the Company; and (xvii) compensation or benefits of any kind from any Company Party (other than benefits vested as of the date of this Agreement) not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement.

(c)In no event shall the Released Claims include (i) any claim which arises after the date of this Agreement, (ii) any claims for the payments and benefits payable to Executive under Section 7.1(b) of the Employment Agreement, (iii) any claims to the equity interests in the Company Parties that Executive holds as of the date of this Agreement which remain subject to the terms and conditions, as applicable, of the Company’s stockholders agreement (as may be amended from time to time) and any specific equity award agreement between Executive and a Company Party, and (iv) any claim for or right to indemnification under the policies or governing instruments of the Company Parties and for coverage under any directors and officers liability insurance policies maintained by the Company Parties.

(d)Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions.

(e)This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(f)By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2.Covenant Not to Sue; Executive’s Representation. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

3.Acknowledgments. By executing and delivering this Agreement, Executive acknowledges that:

(a)Executive has carefully read this Agreement;

(b)Executive has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45 days applies: , and Executive acknowledges that attached to this Agreement is a list provided to Executive by the Company of (i) the job titles and ages of all employees selected for participation in the employment termination or exit incentive program pursuant to which Executive is being offered this Agreement, (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program, and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program];

(c)Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(d)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

4.Revocation Right. Executive may revoke this Agreement within the seven day period beginning on the date Executive signs this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. This Agreement is not effective, and no consideration shall be paid to Executive, until the expiration of the Release Revocation Period without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.

Executed on this	day of	,

Holli C. Nichols
STATE OF	§
§
COUNTY OF	§

 BEFORE ME, the undersigned authority personally appeared Holli C. Nichols, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of _______________, __________.

NOTARY PUBLIC in and for the

State of

My Commission Expires:

Identification produced:

APPENDIX C

RESTRICTED AREA

		Bend	Zavala
COUNTRY/STATE	COUNTY/PARISH/PROVINCE
CANADA	Alberta British Columbia Saskatchewan
ALASKA	North Slope
ARKANSAS	Cleburne Columbia Conway Craighead Crawford Faulkner Franklin Fulton Independence Johnson Lafayette	Logan Miller Nevada Ouachita Pope Pulaski Sebastian Union Van Buren White
COLORADO	Adams Garfield Mesa Morgan Rio Blanco Weld
FLORIDA	Duval
ILLINOIS	McLean
KANSAS	Barber Butler Chase Chautauqua Clark Coffey Comanche Cowley Dickinson Elk Ellis Finney	Grant Greenwood Harper Harvey Haskell Kingman Kiowa Labette Marion McPherson Meade Montgomery	Morris Morton Neosho Pratt Reno Rice Saline Sedgwick Seward Stafford Stevens Sumner

		Bend	Zavala
COUNTRY/STATE	COUNTY/PARISH/PROVINCE
LOUISIANA	Acadia Bienville Bossier Caddo Calcasieu Cameron Claiborne DeSoto Iberia Jefferson Davis Lafayette	Lafourche Natchitoches Plaquemines Red River Sabine St. Landry St. Martin St. Mary Terrebonne Vermillion Webster
MASSACHUSETTS	Middlesex Worcester
MICHIGAN	Kalkaska Otsego
MISSISSIPPI	Marion
MISSOURI	Perry
MONTANA	Sheridan Roosevelt Richland
NEBRASKA	Douglas
NEVADA	Washoe
NEW HAMPSHIRE	Hillsborough Rockingham
NEW MEXICO	Bernalillo Catron Chaves Cibola Colfax Curry De Baca Dona Ana Eddy Grant Guadalupe	Harding Hidalgo Lea Lincoln Luna McKinley Mora Otero Quay Rio Arriba Roosevelt	San Juan San Miguel Sandoval Santa Fe Sierra Socorro Taos Torrance Union Valencia
NEW YORK	Cattaraugus Chautauqua Chemung Chenango Cortland Delaware Erie Ostego Steuben Tioga

	Bend			Zavala
COUNTRY/STATE	COUNTY/PARISH/PROVINCE
NORTH DAKOTA	Adams Billings Bottineau Bowman Burke Burleigh Divide Dunn Golden Valley Grant Hettinger McHenry McKenzie	McLean Mercer Morton Mountrail Oliver Pierce Renville Rolette Sheridan Sioux Slope Stark Ward Williams
OHIO	Allen Coshocton Cuyahoga Guernsey Harrison Knox Licking Morgan Portage Trumbull Washington Wayne
OKLAHOMA	Alfalfa Atoka Beaver Beckham Blaine Bryan Caddo Canadian Carter Cimarron Cleveland Coal Comanche Cotton Creek Custer Dewey El Reno	Ellis Garfield Garvin Grady Grant Greer Harmon Harper Haskell Hughes Jackson Jefferson Kay Kingfisher Kiowa Latimer LeFlore	Lincoln Logan Love Major Marshall Mayes McClain McCurtain McIntosh Murray Noble Nowata Okfuskee Oklahoma Okmulgee Osage Pawnee	Payne Pittsburg Pontotoc Pottawatomie Roger Mills Rogers Seminole Sequoyah Stephens Texas Tillman Tulsa Wagoner Washington Washita Woods Woodward

		Bend		Zavala
COUNTRY/STATE	COUNTY/PARISH/PROVINCE
PENNSYLVANIA	Allegheny Armstrong Beaver Bedford Berks Bradford Butler Cambria Cameron Centre Chester	Clarion Clearfield Clinton Columbia Crawford Elk Fayette Forest Fulton Greene Indiana	Jefferson Lackawanna Lawrence Lebanon Luzerne Lycoming McKean Mercer Montour Pittsburg Potter	Somerset Sullivan Susquehanna Tioga Venango Warren Washington Wayne Westmoreland Wetzel Wyoming
TENNESSEE	Shelby
TEXAS

Anderson

Andrews

Archer

Armstrong

Atascosa

Bailey

Baylor

Bee

Bexar

Borden

Bosque

Bowie

Brazoria

Brazos

Brewster

Briscoe

Brooks

Brown

Burleson

Callahan

Cameron

Carson

Cass

Castro

Cherokee

Childress

Clay

Cochran

Coke

Coleman

Collingsworth

Comanche

Concho

Cooke

Cottle

Crane

Crockett

Crosby

Culberson

Dallam

Dawson

Deaf Smith

Denton

DeWitt

Dickens

Dimmit

Donley

Duval

Eastland

Ector

Edwards

Ellis

Erath

Fayette

Fisher

Floyd

Foard

Fort Bend

Freestone

Frio

Gaines

Garza

Glasscock

Goliad

Gonzales

Gray

Grayson

Gregg

Hale

Hall

Hamilton

Hansford

Hardeman

Harris

Harrison

Hartley

Haskell

Hemphill

Hidalgo

Hill

Hockley

Hood

Houston

Howard

Hutchinson

Irion

Jack

Jackson

Jeff Davis

Jefferson

Jim Hogg

Jim Wells

Johnson

Jones

Karnes

Kenedy

Kent

Kimble

King

Kinney

Kleberg

Knox

La Salle

Lamb

Lavaca

Leon

Limestone

Lipscomb

Live Oak

Loving

Lubbock

Lynn

Marion

Martin

Maverick

McCulloch

McMullen

Medina

Menard

Midland

Mitchell

Montague

Moore

Motley

Nacogdoches

Nolan

Nueces

Ochiltree

Oldham

Orange

Palo Pinto

Panola

Parker

Parmer

Pecos

Potter

Randall

Reagan

Reeves

Refugio

Roberts

Robertson

Runnels

Rusk

Sabine

San Augustine

San Patricio

Schleicher

Scurry

Shackelford

Shelby

Sherman

Somervell

Smith

Starr

Stephens

Sterling

Stonewall

Sutton

Swisher

Tarrant

Taylor

Terrell

Terry

Throckmorton

Tom Green

Upton

Uvalde

Val Verde

Victoria

Ward

Webb

Wheeler

Wichita

Wilbarger

Willacy

Wilson

Winkler

Wise

Wood

Yoakum

Young

Zapata

Zavala

		Bend	Zavala
COUNTRY/STATE	COUNTY/PARISH/PROVINCE
UTAH	Uintah
VIRGINIA	Wise
WASHINGTON	Jefferson Pierce
WEST VIRGINIA	Barbour Boone Braxton Calhoun Clay Doddridge Gilmer Harrison Kanawha Lewis Lincoln Logan Marion Marshall	Monongalia Ohio Preston Putnam Raleigh Ritchie Roane Taylor Tyler Upshur Wetzel Wirt Wood Wyoming
WYOMING	Campbell Converse Fremont Natrona Sweetwater Washakie

APPENDIX D

EXISTING AGREEMENTS

Unit Option Agreement dated March 14, 2011 with EnerMAX Services Limited Partnership

Nonstatutory Stock Option Agreement dated March 14, 2011 with Benchmark Performance Group, Inc.

Nonstatutory Stock Option Agreement dated March 14, 2011 with Reef Services Holdings, Inc. Nonstatutory Stock Option Agreement dated March 14, 2011 with Red Oak Water Transfer, Inc.

D-1